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                                                                    EXHIBIT 99.2

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1998

TO THE STOCKHOLDERS OF WALSH INTERNATIONAL INC.:

    A special meeting of the stockholders (the "Special Meeting") of Walsh International Inc., a Delaware corporation ("Walsh"), will be held on June 24, 1998 at 10:00 a.m., local time, at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, 11th floor, New York, New York for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 23, 1998 (the "Merger Agreement"), among Cognizant Corporation, a Delaware corporation ("Cognizant"), WAC Inc., a Delaware corporation and a wholly owned subsidiary of Cognizant ("Merger Sub"), and Walsh with respect to the merger of Merger Sub with and into Walsh upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Walsh ("Walsh Common Stock") issued and outstanding at the Effective Time of the Merger (as defined in the accompanying Proxy Statement/ Prospectus), will be converted into: (a) if the Effective Time of the Merger occurs prior to the Cognizant Distribution Record Date (as defined in the accompanying Proxy Statement/Prospectus), a fraction of a share of common stock, par value $.01 per share, of Cognizant ("Cognizant Common Stock") determined by reference to the average of the closing sale prices per share of Cognizant Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 15 consecutive trading days immediately preceding the second trading day prior to the Effective Time of the Merger; and (b) if the Effective Time of the Merger occurs on or after the Cognizant Distribution Record Date, a fraction of a share of common stock, par value $.01 per share ("IMS HEALTH Common Stock"), of IMS Health Incorporated, a Delaware corporation ("IMS HEALTH"), determined by reference to the average of the closing sale prices per share of IMS HEALTH Common Stock on the New York Stock Exchange Composite Transactions Tape on each of the 10 consecutive trading days immediately preceding the second trading day prior to the Effective Time of the Merger. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX I THERETO.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Only holders of record of shares of Walsh Common Stock at the close of business on May 14, 1998, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

    Each share of Walsh Common Stock will entitle the holder thereof to one vote on each matter which may properly come before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Walsh Common Stock is necessary to approve and adopt the Merger Agreement.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF WALSH A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ Leonard R. Benjamin

                                          Leonard R. Benjamin

                                          Secretary

Dated: June 2, 1998